EXHIBIT 32.1

OFFICERS’ SECTION 1350 CERTIFICATIONS

The undersigned officer of New Concept Energy, Inc., a Nevada corporation (the “Company”), hereby certifies that:

(i)           The Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2012 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended; and

(ii)           The information contained in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2012 fairly presents, in all material respects, the financial condition and results of operations of the Company, at and for the periods indicated.

Dated:  November 14, 2012

/s/ Gene S. Bertcher
Gene S. Bertcher, Principal Executive
Officer, President and Chief Financial Officer